DAILY INCOME FUND

                             Money Market Portfolio

                         Short Term Fund General Shares

                 Distribution and Service Plan Pursuant to Rule
                 12b-1 Under the Investment Company Act of 1940

                  This Distribution and Service Plan (the "Plan") is hereby adopted by Daily Income Fund (the "Fund"), on behalf of the Short Term Fund General Shares of the Money Market Portfolio (the "Portfolio"), in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

                                    The Plan

     1. The Fund, on behalf of the Portfolio, and Reich & Tang Distributors, Inc. (the "Distributor") have entered into a Distribution Agreement with respect to the Short Term Fund General Shares of the Portfolio, in a form satisfactory to the Fund's Board of Trustees, under which the Distributor will act as distributor of such Shares. Pursuant to the Distribution Agreement, the Distributor will receive a fee from the Short Term Fund General Shares in an amount as set forth in such Agreement and, as agent of the Fund, will (i) solicit orders for the purchase of Short Term Fund General Shares, provided that any subscriptions and orders for the purchase of such Shares will not be binding on the Fund until accepted by the Fund as principal and (ii) make payments to Metlife Securities, Inc. and its affiliates for providing distribution assistance to the Fund.

     2. The Fund, on behalf of the Portfolio, and the Distributor have entered into a Shareholder Servicing Agreement with respect to the Short Term Fund General Shares of the Portfolio, in a form satisfactory to the Fund's Board of Trustees, which provides that the Distributor will receive shareholder servicing fees from the Short Term Fund General Shares in an amount as set forth in such Agreement for performing shareholder servicing functions. The Distributor may use such fees to compensate MetLife Securities, Inc. and its affiliates, with which it has a written agreement, for performing shareholder servicing functions on behalf of the Short Term Fund General Shares.

     3. The Manager may make payments from time to time from its own resources, which may include the management fees and administrative services fees received by the Manager from the Fund and from other companies, and past profits for the following purposes:

                (i) to pay the costs of, and to compensate MetLife Securities, Inc. and its affiliates for performing personal shareholder servicing and related maintenance of shareholder account functions on behalf of the Short Term Fund General Shares;

                (ii) to compensate MetLife Securities, Inc. and its affiliates for providing assistance in distributing the Portfolio's Short Term Fund General Shares; and

               (iii) to pay the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel of the Distributor and other persons, in connection with the distribution of the Short Term Fund General Shares.

The Distributor also may make payments from time to time from its own resources, which may include (a) the service fee and past profits for the purpose enumerated in (i) above and (b) the distribution fee and past profits for the purposes enumerated in (ii) and (iii) above. Further, the Distribution Agreement and the Shareholder Servicing Agreement, pursuant to the Plan, will provide that the Distributor will determine the amount of the payments to be made to MetLife Securities, Inc. and its affiliates, provided that such payments will not increase the amount which the Fund, on behalf of the Portfolio, are required to pay to (1) the Manager for any fiscal year under the Investment Management Contract or the Administrative Services Contract in effect for that year or otherwise or (2) to the Distributor under the Shareholder Servicing Agreement or Distribution Agreement in effect for that year or otherwise.

     4. The Fund, on behalf of the Short Term Fund General Shares, will pay for
(i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor and MetLife Securities, Inc. and its affiliates in carrying out their obligations under the Distribution and Shareholder Servicing Agreements or the Private Class Sub-Distribution and Service Agreement ("MetLife Securities, Inc. and its affiliates Agreement"), as the case may be, with respect to the Short Term Fund General Shares of the Fund and (ii) preparing, printing and delivering the Fund's prospectus to existing Short Term Fund General shareholders and preparing and printing subscription application forms for shareholder accounts.

     5. Payments by the Distributor or Manager to MetLife Securities, Inc. and its affiliates for the purpose of distributing Short Term Fund General Shares and providing shareholder servicing are subject to compliance by them with the terms of the MetLife Securities, Inc. and its affiliates Agreement entered into between the Distributor and MetLife Securities, Inc. and its affiliates, which has been approved by the Fund's Board of Trustees.

     6. The Fund and the Distributor will prepare and furnish to the Fund's Board of Trustees, at least quarterly, written reports setting forth all amounts expended for servicing and distribution purposes by the Fund, the Distributor and the Manager, pursuant to the Plan and identifying the servicing and distribution activities for which such expenditures were made.

     7. The Plan was approved by a majority of the Board of Trustees of the Fund, including a majority of the Trusteees who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan on July 20, 2006.

     8. The Plan will remain in effect until July 20, 2007, unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in paragraph 7 hereof.

     9. The Plan may be amended at any time with the approval of the Board of Trustees of the Fund, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in paragraph 7 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Fund pursuant to the Plan will be effective only upon the additional approval of a majority of the outstanding voting securities of the Short Term Fund General Shares (as defined in the Act).

     10. The Plan may be terminated without penalty at any time (i) by a vote of a majority of the Trustees of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of the Short Term Fund General Shares (as defined in the Act).

Dated:  July 20, 2006.